Guarantee

Date:    April 29, 2013

Joint and several guarantor: Amkor Technology, Inc. (signature) Name: Title: Address: 1900 South Price Road, Chandler, Arizona 85286, U.S.A.

Reference is made to a certain loan agreement (the “Loan Agreement”) dated April 29, 2013 and made between (1) Amkor Technology Korea, Inc., as borrower (the “Borrower”) and (2) the Korea Development Bank as lender (the “Lender”), pursuant to which the Lender has agreed to make available to the Borrower a transferable term loan facility in an aggregate principal amount of up to one hundred fifty million US Dollars (US$150,000,000.00) upon the terms and conditions set out therein.

In this Guarantee, unless the context requires otherwise, the terms and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee.

The joint and several guarantor (the “Guarantor”) hereby (i) agrees that it will be responsible jointly and severally with the Borrower for any and all obligations owed as of now or to be owed hereinafter by the Borrower to the Lender to the extent set forth in Article 1, (ii) approves that the performance of this guarantee obligation shall be subject to each provision of the Loan Agreement and other transaction agreements as set forth herein and (iii) acknowledges and agrees to each of the following terms:

Article 1.    Contents of Guaranteed Obligations

The Guarantor hereby undertakes the guarantee pursuant to the terms set forth below:

(1)

Borrower’s name:	Amkor Technology Korea, Inc.
Representative Director, Joo-Ho Kim
Borrower’s address:	100, Amkor-ro, Buk-gu, Gwangju, Korea

(2)    Scope of obligations guaranteed

The Guarantor hereby agrees to guarantee the obligations (including interest, default interest, and any other ancillary obligations) as set forth below:

any and all sums (whether principal, interest, default interest, fees or otherwise) which are or at any time may become payable by the Borrower (whether or not enforceable against the Borrower) under the Loan Agreement and all other monies hereby secured

Korea Development Bank

(including, without limitation, any and all indemnification and reimbursement amounts payable by the Guarantor under this Guarantee) (the “Secured Indebtedness”)

Article 2.    Governing Law and Jurisdiction

2.1    This Guarantee shall be governed by and construed in accordance with the laws of Korea.

2.2    The Guarantor agrees that any legal action or proceeding arising out of or relating to this Guarantee may be brought in the Seoul Central District Court in Seoul, Korea and irrevocably submits to the non-exclusive jurisdiction of such court. The Guarantor hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction for any legal action or proceeding arising out of or relating to this Guarantee or the rights or obligations of the parties hereunder, and irrevocably waives, in connection with such legal action or proceeding, any plea or claim that the action or proceeding has been brought in an inconvenient forum. The foregoing, however, shall not limit the rights of the Lender to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction. In any such legal action or proceeding brought by the Lender, the Guarantor shall not assert any counterclaims (other than compulsory counterclaims). THE LENDER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY LEGAL ACTION OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE RELATING TO THIS GUARANTEE, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

Article 3.    Restrictions on Set-off

The Guarantor shall not act against the Lender by setting off the Secured Indebtedness against any of the Borrower’s or Guarantor’s deposit at and/or other claims/rights with respect to the Lender before such Secured Indebtedness becomes due or before the Guarantor must perform its/his/her guarantee obligation as a result of pre-payment being required under the Loan Agreement.

Article 4.    Relationship with Other Security • Guarantee Agreements

The obligations of the Guarantor herein contained shall be in addition to and not in substitution for any other guarantee or security which the Lender may now or hereafter hold in respect of the Secured Indebtedness.

Article 5.    Change • Termination • Cancellation of Security, Etc.

The Lender may change, release, terminate or cancel other security or guarantees as it may deem necessary, and such change, release, termination or cancellation shall have no effect whatsoever on this Guarantee. .

Korea Development Bank

Article 6.    Incorporation of the Loan Agreement

The following provisions of the Loan Agreement shall be incorporated into this Guarantee mutatis mutandis as if set out in full herein and form part of this Agreement, but as if references to the Borrower were references to the Guarantor, references to this Agreement were references to this Guarantee, references to the Loans were references to the Guarantor’s obligations under this Guarantee, references to hereunder were references to under this Guarantee, references to hereto were references to this Guarantee and references to hereby were references to by this Guarantee : Section 3.04 (Default Interest), Section 3.05(a) (Cost and Expenses), Section 4.04 (Application of Payments), Section 4.05 (Banking Day), Section 4.06 (Place of Payment), Section 6.02 (a) through (d) (Taxes), Section 6.06 (Currency Indemnity), Section 11.04 (Assignment; Transfer and Participation), Section 11.05 (Indemnification) and Section 11.07 (Set-Offs).

Article 7.    Notices

7.1    Each notice, demand or other communication to be given or made under this Guarantee shall be in writing and delivered to the party being notified at its address or fax number set out below (or such other address or fax number as such party has by five (5) days' prior written notice specified to the other party):

To Guarantor:    Amkor Techonology Inc.
1900 South Price Road, Chandler AZ, USA 85286
Tel: 1-480-821-5000(ex 7888)
Fax: 1-480-821-6971
Attention: Ms. Erin. Tucker
Email: Erin.Tucker@amkor.com

To Lender:    The Korean Development Bank
14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973 Korea
Tel: +822-787-5126
Fax: +822-787-5191
Attention: Mr. Lee, Sang Joon
Email: wewish@kdb.co.kr

7.2    Any notice, demand or other communication so addressed shall be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address or, as the case may be, seven (7) days after being sent by prepaid post (by airmail if to another country), (ii) if given or made by fax, when dispatched with a simultaneous confirmation of transmission stating that the correct number of pages has been sent and that such transmission is error free (or equivalent), or (iii) in the case of an internationally recognized overnight courier service, one (1) Banking Day after delivery to such courier service, provided that any notice, demand or other communication to be made or delivered to the Lender shall be effective only when actually received by the Lender and provided, further, that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

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Korea Development Bank